ADDENDUM TO CUSTODIAN AGREEMENT


     The Custodian Agreement, made the 28th day of February, 1997, between AUL American Series Fund, Inc. (the "Fund"), a Maryland corporation, and The Bank of New York (the "Bank"), a banking association having its principal place of business in New York, New York (the "Agreement") is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement, which is made this _____ day of ________________, 1997.

                                   WITNESSETH:

     WHEREAS, pursuant to the Agreement, the Fund has appointed the Bank as Custodian and the Bank has accepted such appointment; and

     WHEREAS, the Fund currently consists of five separate portfolios designated as the AUL American Equity Portfolio, the AUL American Bond Portfolio, the AUL American Money Market Portfolio, the AUL American Managed Portfolio, and the AUL American Tactical Asset Allocation Portfolio (each a "Portfolio"); and

     WHEREAS, the Fund intends to establish three additional Portfolios to be designated as the AUL American Conservative Investor Portfolio (the "Conservative Investor Portfolio"), the AUL American Moderate Investor Portfolio (the "Moderate Investor Portfolio"), and the AUL American Aggressive Investor Portfolio (the "Aggressive Investor Portfolio"); hereinafter collectively referred to as the "LifeStyle Portfolios" and

     WHEREAS, the Fund desires to appoint the Bank as Custodian for the LifeStyle Portfolios on the terms set forth in the Agreement and in this Addendum to the Agreement; and

     WHEREAS, the Bank is willing to accept such appointment;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

     1. In addition to its responsibilities as specified in the Agreement, the Fund hereby constitutes and appoints the Bank as Custodian with respect to the LifeStyle Portfolios, which, in addition to all other Portfolios previously established by the Fund, shall be deemed Portfolios under the Agreement as provided in the Agreement subject to the terms and conditions as specified in the Agreement and this Addendum, including the compensation provisions in paragraph [II.5.(g)] of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.

On Behalf of AUL AMERICAN SERIES FUND, INC.


By:___________________________________       _________________________________
ATTEST: Richard A. Wacker, Secretary to      James W. Murphy, Chairman of the
the Board of Directors                       Board of Directors and President

On Behalf of THE BANK OF NEW YORK



By:_________________________________   Attest:________________________________
Name:                                  Name:
Title:                                 Title: